Exhibit 10.15

CIGNA SUPPLEMENTAL PENSION PLAN OF 2005
(Effective as of January 1, 2005)

CIGNA Corporation, for itself and its subsidiaries that participate in the CIGNA Pension Plan, established the CIGNA Supplemental Pension Plan effective January 1, 1983 to provide eligible employees with retirement benefits that cannot be provided by the CIGNA Pension Plan because of certain restrictions.

This Plan is an "excess benefit plan" under ERISA Section 3(36) and an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA Section 401(a)(1).

Due to requirements imposed by Internal Revenue Code Section 409A, CIGNA is freezing the CIGNA Supplemental Pension Plan as of December 31, 2004 and adopting this new plan – the CIGNA Supplemental Pension Plan of 2005, effective as of January 1, 2005.  The frozen CIGNA Supplemental Pension Plan will provide only supplemental retirement benefits that were earned and 100% vested as of December 31, 2004.  This new plan will provide supplemental retirement benefits that are earned or (regardless of when earned) become 100% vested after December 31, 2004.

Article I                      Definitions

Except as otherwise provided in this document, Plan terms with initial capital letters are as defined in the CIGNA Pension Plan.  The following definitions apply to this Plan:

1.1	"Beneficiary" means the person(s) (or trust) designated by a Participant, or determined by the Plan Administrator, under Section 4.5.

1.2	"CIGNA" means CIGNA Corporation, a Delaware corporation, or its successor.

1.3	“Code” means the Internal Revenue Code of 1984, as amended.

1.4	"Committee" means the Corporate Benefit Plan Committee of CIGNA, or a successor committee or person designated by CIGNA's Chief Executive Officer.

1.5	"Company" means CIGNA Corporation and those of its subsidiaries and affiliates that participate in the CIGNA Pension Plan.

1.6	"Deferred Compensation Plan" means the CIGNA Deferred Compensation Plan, any successor plan, and any similar plans or arrangements maintained by the Company.

1.7	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.8	“Frozen Plan” means the CIGNA Supplemental Pension Plan, originally adopted effective January 1, 1983, as amended, and as frozen effective December 31, 2004.

1.9
"Participant" means any Eligible Employee who is eligible to participate in the Plan but only to the extent that the employee has (or might have in the event of Retirement at his earliest Early Retirement date under the Pension Plan) an accrued Plan benefit as described in Section 3.1.

1.10	"Part A Participant" means a Participant who accrues a Pension Plan benefit under the formula described in the Part A version of the Pension Plan.

1.11	"Part B Participant" means a Participant who accrues a Pension Plan benefit under the formula described in the Part B version of the Pension Plan.

1.12	"Pension Plan" means the CIGNA Pension Plan, a defined benefit pension plan, or its successor plan(s).

1.13	"Plan" means the CIGNA Supplemental Pension Plan of 2005 (Effective as of January 1, 2005).

1.14	"Rabbi Trust" means a grantor trust, the assets of which will not be subject to the claims of creditors of the Company, except in the case of the bankruptcy or insolvency of the Company.

1.15
“Separation from Service” means a Participant’s death, retirement or other termination of employment, from the Participant’s employer or service recipient within the meaning of  Treasury Regulation Section 1.409A-1(h)(1).  For this purpose, the level of reasonably anticipated, permanently reduced, bona fide services that will be treated as a Separation from Service is 30%.  Generally, a Participant’s Separation from Service occurs when the Participant’s level of services to CIGNA Corporation and its affiliates is reduced by 70% or more.

1.16
“Specified Employee” means a Participant who is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i) and as determined by the Company, on the Participant’s Separation from Service date.

1.17	"Supplemental Pension Benefit” means the benefit payable to a Plan Participant as described in Section 3.1.

1.18	"Supplemental Pre-Retirement Survivor Benefit” means the benefit payable to Participant's Survivor as described in Sections 4.2 or 4.3.

1.19
"Survivor" means a Participant's Spouse, Domestic Partner, Beneficiary or other person designated in writing by the Participant under procedures established by the Plan Administrator, to the extent the Spouse, Domestic Partner, Beneficiary or other person remains living after the Participant's death.

Article II                      Eligibility

All Eligible Employees of the Company who are participants in the Pension Plan after 2004 shall be eligible to participate in this Plan.  In no event shall an employee who is not entitled to benefits under the Pension Plan be entitled to benefits under this Plan.

Article III                     Supplemental Pension Benefit

3.1	Accrual of Benefit

(a)	A Participant shall accrue a Supplemental Pension Benefit under the Plan equal to the excess of (1) over (2) where:

(1)	is the Accrued Benefit the Participant would have under the Pension Plan if the Pension Plan did not have:

(A)	a limit on retirement benefits under Code Section 415;

(B)	a limit on compensation under Code Section 401(a)(17); and

(C)	an exclusion from Eligible Earnings of compensation deferred under the Deferred Compensation Plan; and

(2)	is the sum of Participant’s:

(A)	actual Accrued Benefit under the Pension Plan; and

(B)	Supplemental Pension Benefit, if any, under the Frozen Plan.

(b)
For a Part A Participant, the Supplemental Pension Benefit shall include the value, determined using the applicable assumptions and methods under the Pension Plan (as modified by Section 3.3) as of the date of payment, of the excess of (1) over (2) where:

(1)
is the post-retirement subsidized Survivor benefit that would be payable to the Participant’s Survivor under the Pension Plan if the Pension Plan did not have the provisions listed in Section 3.1 (a)(1)(A), (B) and (C); and

(2)	is the sum of:

(A)	the post-retirement subsidized Survivor benefit that would actually be payable to Participant’s Survivor under the Pension Plan; and

(B)	the subsidized post-retirement Survivor benefit, if any, payable as part of the Participant’s Supplemental Pension Benefit under Section 3.1(b) of the Frozen Plan.

(c)
For purposes of the calculations in Section 3.1(a) and (b), a Participant’s benefit under the Frozen Plan shall be the benefit that was earned and 100% vested as of December 31, 2004, determined in a manner that complies with Code Section 409A and related U.S. Treasury guidance.

3.2           Vesting

The vesting of a Participant's Supplemental Pension Benefit shall be subject to the Pension Plan's vesting provisions.

3.3           Calculation of Benefits

For all calculations of actuarial equivalence under the Plan, the applicable actuarial factors and methods described in the Pension Plan shall be used except that, for Part A Participants, the Applicable Interest Rate shall be the same rate(s) used, for the applicable time period(s), to calculate the present value of pension benefits guaranteed by the Pension Benefit Guaranty Corporation in case of a plan termination.

3.4           Coordination with Other Retirement Benefits

The Supplemental Pension Benefit shall be added to, and treated as being part of, the benefits payable to a Participant (or a Spouse, Domestic Partner or Beneficiary) under the Pension Plan when applying provisions of other Company retirement plans, arrangements or agreements which provisions reduce benefits payable under these plans, arrangements or agreements by the amount of benefits payable under the Pension Plan.

3.5           Duration of Accruals

No Participant shall accrue any Supplemental Pension Benefit under this Plan during any period in which benefit accruals under the Pension Plan have been suspended or after benefit accruals under the Pension Plan have ceased.

Article IV                                Payment of Benefits

4.1           Time and Form of Payment

(a)
The Supplemental Pension Benefit under Section 3.1 shall be paid to the Participant in the form of a single lump sum upon the later of the Participant’s Separation from Service or attaining age 55, in January of the year following the later event.

(b)
Notwithstanding Section 4.1(a), if a Participant is a Specified Employee and payment of the Participant’s Supplemental Pension Benefit is upon Separation from Service, the Participant’s Supplemental Pension Benefit shall be paid in July of the year following Separation from Service.

(c)	The amount of the benefit payable in single lump sum form shall be the actuarially equivalent present value, determined as of the date of payment, of:

(1)	the Supplemental Pension Benefit described in Section 3.1(a), and

(2)	for a Part A Participant, the amount, if any, described in Section 3.1(b),

with both (1) and (2) stated in the form of a single life annuity.

4.2           Pre-Retirement Death Benefits - Part A Participants

(a)
If a Part A Participant who dies before the Supplemental Pension Benefit payment has been made under Section 4.1 has a Survivor who is eligible for a pre-retirement Survivor benefit under the Pension Plan, then the Survivor shall be eligible for a Supplemental Pre-Retirement Survivor Benefit under this Plan (if the amount calculated under Section 4.2(c) is greater than zero).

(b)
The Supplemental Pre-Retirement Survivor Benefit shall be paid to the Participant’s eligible Survivor in a single lump sum amount (1) within 90 calendar days after the date of Participant's death, if the Participant dies before January 1, 2008 or (2) in the year after the year of Participant's death, if the Participant dies on or after January 1, 2008.

(c)
The amount of the Supplemental Pre-Retirement Survivor Benefit shall be equal to the actuarial present value, determined using the applicable assumptions and methods under the Pension Plan (as modified by Section 3.3 of this Plan) as of the date of payment, of the excess of (1) over (2) where:

(1)
is the pre-retirement Survivor benefit that would be payable to the Survivor under the Pension Plan if the Pension Plan did not have the provisions listed in Section 3.1(a)(1)(A), (B) and (C) of this Plan; and

(2)	is the sum of:

(A)	the pre-retirement Survivor benefit that is actually payable under the Pension Plan; and

(B)	the Supplemental Pre-Retirement Survivor Benefit and/or Supplemental Pre-Retirement Surviving Spouse Benefit, if any, payable under the Frozen Plan.

(d)
For purposes of the calculation in Section 4.2(c), the Frozen Plan benefit described in Section 4.2(c)(2)(B) shall be the benefit that was earned and 100% vested as of December 31, 2004, determined in a manner that complies with Code Section 409A and related U.S. Treasury guidance.

4.3           Pre-Retirement Death Benefits - Part B Participants

If a Part B Participant dies before the Supplemental Pension Benefit payment has been made under Section 4.1, the Participant's Supplemental Pension Benefit shall be paid to the Participant's Beneficiary in a single lump sum amount (1) within 90 calendar days after the date of Participant's death, if the Participant dies before January 1, 2008 or (2) in the year after the year of Participant's death, if the Participant dies on or after January 1, 2008.

4.4           Supplemental Pension Benefits after Rehire

(a)
To the extent a Part A Participant has been paid a lump sum Supplemental Pension Benefit under this Plan or the Frozen Plan and is later rehired by any Company, he shall not, upon subsequent Retirement or other Separation from Service, be entitled to any additional Supplemental Pension Benefit under this Plan based upon any Credited Service used in the calculation of the initial Supplemental Pension Benefit payment.  Furthermore, any Credited Service that is or would be disregarded under the preceding sentence in computing a Part A Participant's Supplemental Pension Benefit shall also be disregarded in computing any benefits payable to Participant's Survivor under Section 4.2 after Participant's reemployment.

(b)
To the extent a Part B Participant is paid a lump sum Supplemental Pension Benefit under this Plan or the Frozen Plan and is later rehired by any Company, he shall not, upon subsequent Retirement or other Separation from Service, be entitled to any additional Supplemental Pension Benefit under this Plan based upon any Benefit Credits or Interest Credits used in the calculation of the initial Supplemental Pension Benefit payment.  Furthermore, any Credits that are or would be disregarded under the preceding sentence in computing a Part B Participant's Supplemental Pension Benefit shall also be disregarded in computing any benefits payable to Participant's Beneficiary under Section 4.3 after Participant's reemployment.

(c)	Any Supplemental Pension Benefit payable under this Plan to a Participant who is rehired shall be reduced by the value of any Supplemental Pension Benefit paid before his rehire.

4.5           Beneficiaries

The Plan Administrator shall provide an opportunity for a Part B Participant to designate in writing one or more Beneficiaries to receive Plan benefits following the Participant's death, and to change any designations.  If a Participant dies without a surviving, validly designated Beneficiary and all or part of the Participant's Accrued Benefit remains payable, the benefit shall be paid to the Participant's surviving Spouse or Domestic Partner or, if there is no surviving Spouse or Domestic Partner, to the Participant's estate.

4.6           Domestic Relations Orders

A person shall not qualify for a benefit under this Plan solely because he is entitled to a benefit under the Pension Plan by reason of a "qualified domestic relations order" (as defined in ERISA Section 206).  Notwithstanding Section 7.3, the Plan Administrator shall comply with the terms of a qualified domestic relations order that specifically assigns to another person all or part of a Participant’s or a Survivor’s rights to benefits under this Plan.

4.7           Tax Withholding

Plan payments, and under certain circumstances an accrued Supplemental Pension Benefit not yet paid, may be subject to withholding for taxes.  To the extent the Company meets any withholding obligations by paying the required withholding, the Participant's Supplemental Pension Benefit shall be reduced by the amount of the Company's payment.

Article V                      Funding

5.1           In General

(a)
This Plan shall be maintained as an unfunded plan that is not intended to meet the qualification requirements of Code Section 401.  Plan benefits shall be payable solely from the general assets of the Company that employs the Participant when benefits are accrued, or a Company that has assumed liability for paying the benefits.  No separate or special fund shall be established and no segregation of assets shall be made to assure the payment of Plan benefits, though the Company may choose to fund Plan benefits through a Rabbi Trust.  A Participant shall have no right, title, or interest in or to any investments that the Company may make to aid in meeting its obligations under this Plan.

(b)
Nothing contained in the Plan, and no action taken under it, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or the Plan Administrator and a Participant or any other person.  To the extent that any person acquires a right to receive Plan benefits, that right shall be no greater than the right of an unsecured creditor of the Company.

Article VI                                Administration

6.1           Plan Administrator

(a)
The Plan shall be administered by a Plan Administrator appointed in accordance with the terms of the Pension Plan.  The Plan Administrator shall have full power and authority to interpret the Plan; to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan; to make any other determinations including factual determinations and determinations as to eligibility for, and the amount of, benefits payable under the Plan; and to take any other actions it deems necessary or advisable in carrying out its duties under the Plan.

(b)
All decisions, interpretations and determinations by the Plan Administrator shall be final and binding on the Company, Participants and any other persons having or claiming an interest under this Plan.

(c)	The claim and appeal process under the Pension Plan shall apply to this Plan.

(d)	It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.

6.2           Amendment or Termination

Subject to Section 6.3, CIGNA, through its Board of Directors, the People Resources Committee of the Board of Directors (or a successor committee), may amend or terminate this Plan at any time, in whole or in part.  Except to the extent required to comply with applicable law, no amendment or termination shall impair or adversely affect any benefits accrued under the Plan in which the Participant was vested as of the date of that action.

6.3           Change of Control

For a three-year period beginning on the effective date of a Change of Control and as to Participants on that date:

(a)	the Plan shall not be terminated;

(b)	the accrual of Supplemental Pension Benefits shall not be stopped, suspended or otherwise adversely affected; and

(c)	the rate at which Supplemental Pension Benefits accrue shall not be reduced.

CIGNA reserves the right to amend or eliminate this Section 6.3 at any time before a Change of Control.

Article VII                                Miscellaneous

7.1           Notices

A Participant, Beneficiary or Survivor shall be responsible for providing the Plan Administrator with his or her current and proper address for the mailing of notices, reports and benefit payments.  Any notice shall be deemed given if directed to a person's last known address and mailed by regular United States mail, first-class and prepaid.

7.2           Nonalienation of Benefits

None of the payments, benefits or rights of any Participant, Beneficiary or Survivor shall be subject to any claim of any creditor.  To the fullest extent permitted by law, all Plan payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of the Participant, Beneficiary or Survivor.  No Participant, Beneficiary or Survivor shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he may expect to receive under this Plan, except the right, to the extent applicable, to designate a Beneficiary or Survivor and change a Beneficiary or Survivor designation.

7.3           Reliance on Data

The Company, the Plan Administrator and all other persons associated with the Plan's operation shall have the right to rely on the veracity and accuracy of any data provided under this Plan or the Pension Plan by the Participant, Beneficiary or Survivor, including representations as to age, health and marital status.  These representations are binding upon any party seeking to claim a benefit through a Participant.  The Company, the Plan Administrator and all other persons associated with the Plan's operation are absolved completely from inquiring into, and may rely upon, the accuracy or veracity of any representation made at any time by a Participant, Beneficiary or Survivor.

7.4           No Contract of Employment

Neither the establishment of the Plan, nor any Plan amendment, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any other person, the right to be employed or continue to be employed by the Company, and all Participants and other persons shall remain subject to discharge to the same extent as if the Plan had never been adopted.

7.5           Effect on Other Plans

Except as provided in the Plan, no Plan benefit shall be deemed salary or other compensation in computing benefits under any employee benefit plan or other arrangement of the Company.

7.6           Severability of Provisions

If any provision of the Plan shall be held invalid or unenforceable, the invalidity or unenforceability shall not affect any other Plan provisions, and the Plan shall be construed and enforced as if that provision had not been included.

7.7           Heirs, Assigns and Personal Representatives

The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, Beneficiary or Survivor, present and future.

7.8           Payments to Minors, Etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of legally accepting receipt shall be deemed paid when paid to the person's guardian or to the party providing or reasonably appearing to provide for the care of the person, and that payment shall fully discharge the Company, the Plan Administrator and all other parties regarding that benefit payment.

7.9           Interpretation

All statutory or regulatory references in this Plan shall include successor provisions.

7.10          Headings and Captions

The headings and captions in the Plan are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

7.11           Gender and Number

Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

7.12           Controlling Law

The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

END OF DOCUMENT